Exhibit 10.17
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                       Technology Option Agreement dated
                 December 18, 2001 between Newmont Technologies
                       Limited and U.S. Gold Corporation.


                           TECHNOLOGY OPTION AGREEMENT

                                    Preamble

This is an agreement (the Agreement) between U.S. Gold Corporation, a Colorado corporation having a business address at 2201 Kipling St., Suite 100, Lakewood, Colorado 80215-1545 (USGC) and Newmont Technologies Limited, a Nevada Corporation having a business address at 10101 E. Dry Creek Road, Englewood, Colorado 8080112 (NTL). This Agreement is to be effective as of December 18, 2001 (Effective Date).

                                    Recitals

A. NTL and/or its parent Newmont Mining Corporation (NMC) has patents and know-how concerning certain inert gas flotation technology (the N2TEC Flotation Technology) that has application to flotation of certain refractory sulfide gold ores, and NTL is interested in licensing others to operate within the scope of these patent rights and/or to use the know-how.

B. USGC has at its Tonkin Springs Mine in Eureka County, Nevada refractory sulfide gold ores that appear to be amenable to processing with the N2TEC Flotation Technology and USGC is interested in possible implementation and use of the N2TEC Flotation Technology at an appropriate time during development at the Tonkin Springs Mine, but is not interested in entering into a license agreement with NTL at this time.

C. NTL is willing to provide to USGC and USGC is willing to accept certain option rights according to the terms and conditions set forth below concerning possible future licensing and use of the N2TEC Flotation Technology for processing refractory sulfide gold ore at the Tonkin Springs Mine.

                                    Agreement

1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings set forth below:

Option Period means a period of time beginning with the Effective Date and expiring May 31, 2002.

Negotiation Period means a period of time beginning with Exercise Of Option and expiring June 30, 2002.

Exercise Of Option has the meaning as provided in section 2.2.

Option Fee means the sum of $US10,000 (ten thousand United States dollars).

2. OPTION/EXERCISE OF OPTION/OPTION FEE.

2.1 NTL hereby grants to USGC an option to have NTL enter into good faith negotiations between NTL and USGC during the Negotiation Period to pursue agreement concerning definitive terms of a license agreement (the License Agreement) by which NTL would nonexclusively license NTL's and NMC's U.S. patents and know-how concerning the N2TEC Flotation Technology to USGC for use to process refractory sulfide gold ore at the Tonkin Springs Mine (NTL's and NMC's existing U.S. patents concerning the N2TEC Flotation Technology are listed in Exhibit A attached hereto). The License Agreement would include provisions to effect at least the following key concepts:

     (a) NTL would grant to USGC a nonexclusive license to NTL's and NMC's U.S. patents and know-how concerning the N2TEC Flotation Technology for use in flotation processing of refractory sulfide gold ore from the Tonkin Springs Mine.

     (b) USCG would pay to NTL license fees including (i) an initial license fee of $US50,000 (fifty thousand United States dollars), with USCG receiving a


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     credit against such initial license fee for payment of the Option Fee and
     (ii) ongoing production royalties, to be reported and paid quarterly, based on two percent (2%) of precious metals paid from concentrates prepared using the N2TEC technology, to be paid at NTL's option in- kind in concentrate containing gross precious metals that are calculated to net to the paid quantity or in money based on net smelter returns or an equivalent net return if subsequently processed by other than smelting, with the ongoing production royalties being subject to an annual minimum of $10,000 per year starting with the second year of the License Agreement. Upon expiration of the last-to-expire of NTL's and NMC's patents concerning the N2TEC(r) Flotation Technology, ongoing production royalties would thereafter be reduced by one-half. NTL would have a right to audit at least annually pertinent records concerning the Tonkin Springs Mine to verify the accuracy of ongoing production payments. USCG would be permitted to pay the initial license fee in installments due as follows: (i) $US30,000 (thirty thousand United States dollars) to be paid upon execution by USGC of the License Agreement (with the credit for payment of the Option Fee being applied against this installment), (ii) $US10,000 (ten thousand United States dollars) to be paid no later than three months following execution by USGC of the License Agreement and (iii) $US10,000 (ten thousand United States dollars) to be paid no later than six months following execution by USGC of the License Agreement.

     (c) Within the first two (2) years of the License Agreement, USGC would have an option to buy-out one-half or all of any further production royalties (including further annual minimums) at a rate of $US500,000 (five hundred thousand United States dollars) for buy-out of one-half (1% of precious metals paid from concentrates) or $1,000,000 (one million United States dollars) for buy-out of all (2% of precious metals paid from concentrates) of any further production royalties.

     (d) All improvements, enhancements, modifications and adaptations of any portion of the N2TEC Flotation Technology discovered or developed during the term of the License Agreement would be reported to and owned by NTL.

     (e) USGC would maintain in confidence and not use for any purpose other than exercise of its license rights all information and know-how concerning the N2TEC Flotation Technology, including all improvements, enhancements, modifications and adaptations.

     (f) NTL would commit to provide a reasonable amount of technical consultation during design, start-up and operation of a flotation operation implementing the N2TEC Flotation Technology at the Tonkin Springs Mine for at least the first two (2) years of the License Agreement. USGC would pay for all technical consultation provided by NTL, except that during the first two (2) years of the License Agreement, NTL would provide free of charge up to five (5) man days per year of technical consultation.

     (g) To the extent that NTL or NMC agrees to perform any additional test work for USGC related to amenability of the N2TEC Flotation Technology for processing refractory sulfide gold ore from the Tonkin Springs Mine, NTL or NMC would be paid for performing the test work.

     (h) NTL would make no representations or warranties (including any representations or warranties with respect to the validity of any patents, freedom to practice any technology or the quality or extent of any know-how or technical consultation services), except for a representation that NTL has the right to enter into the License Agreement. NTL would have no obligation to enforce any patents. USGC would have no right to enforce any of NTL's or NMC's patents.

     (i) The License Agreement would have a term that lasts until the last-to-expire of NTL's and NMC's U.S. patents concerning the N2TEC Flotation Technology and so long thereafter as the N2TEC Flotation Technology is used to process refractory sulfide gold ore from the Tonkin Springs Mine, provided that USGC would be permitted to prematurely terminate the License Agreement with at least three (3) months prior written notice to NTL, in which case USGC would immediately cease all use of N2TEC Flotation Technology.

     (j) The License Agreement would be interpreted construed and governed in accordance with the laws of the State of Colorado, without reference to



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     conflict of laws principles, and all disputes arising from or relating to the License Agreement would be within the exclusive jurisdiction of the state and/or federal courts located within the State of Colorado.

2.2 Exercise Of Option requires that USGC provide to NTL during the Option Period effective written notice that USGC desires to commence good faith negotiations with NTL to pursue agreement between NTL and USGC concerning definitive terms for the License Agreement. Such written notice shall be effective only upon actual receipt by NTL.

2.3 Upon execution of this Agreement, USGC shall pay to NTL the Option Fee.

2.4 NTL represents that it has a good faith interest in nonexclusively licensing USGC to use the N2TEC Flotation Technology to process refractory sulfide gold ore from USGC's Tonkin Springs Mine and believes that good faith negotiations between NTL and USGC will lead to a definitive agreement for such a license. NTL's only obligation under this Agreement, however, shall be to in good faith enter into and in good faith participate in and pursue the negotiations with USGC during the Negotiation Period as provided in this Agreement. This Agreement grants no rights to USGC to any patents, know-how or other rights of NTL or NMC concerning the N2TEC Flotation Technology. USGC understands and acknowledges that there is no assurance that final agreement will actually be reached on definitive terms for the License Agreement and that USGC shall have no right to use the N2TEC Flotation Technology unless definitive terms for the License Agreement are finally agreed upon and the License Agreement containing such definitive terms is finalized and duly executed on behalf of both NTL and USGC prior to expiration of the Negotiation Period. Upon expiration of the Negotiation Period, NTL shall have no further obligations under this Agreement.

3. MISCELLANEOUS.

3.1 USGC shall not assign or otherwise transfer this Agreement, or any portion of this Agreement, without the prior written consent of NTL. NTL shall not assign or otherwise transfer this Agreement, or any portion of this Agreement, without the prior written consent of USGC; provided that NTL can without prior consent of USGC to transfer this Agreement, or any rights or obligations of NTL under this Agreement, to any affiliate(s) of NTL, including without limitation a right by NTL to delegate to any affiliate(s) of NTL any obligation under this Agreement or the License Agreement.

3.2 Time is of the essence of this Agreement. In particular, USGC understands and acknowledges that NMC is currently in negotiations with another company concerning a possible arrangement whereby NMC and/or NTL would license rights in the N2TEC Flotation Technology to the other company and the other company would then be the exclusive source for sublicensing the N2TEC Flotation Technology for use in non-Newmont operations, and in the event that NTL and USGC do not agree to definitive terms for the License Agreement and duly execute the License Agreement during the Negotiation Period, it is possible that NTL would not thereafter have an ability to license the N2TEC Flotation Technology to USGC for use at the Tonkin Springs mine and NTL can provide no assurances to USGC concerning the terms under which a sublicense to the N2TEC Flotation Technology might then be available from the other company.

3.3 All notices and payments made pursuant to this Agreement shall be delivered to the person/address as provided below, or to such other person/address as a party may hereafter designate in writing to the other party:

If to NTL:  K. Marc LeVier
            Newmont Technical Facility
            10101 E. Dry Creek Road
            Englewood, CO  80112

If to USGC: William Reid
            U.S. Gold Corporation
            2201 Kipling St., Suite 100
            Lakewood, CO  80215-1515



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3.4 This Agreement constitutes the entire agreement and understanding of the parties relating to licensing of rights to N2TEC Flotation Technology and this Agreement supercedes all previous communications, proposals, representations and agreements, whether oral or written, relating thereto, provided that a prior Nondisclosure Agreement between Newmont Gold Company (now NMC) and Tonkin Springs LLC (the Nondisclosure Agreement having been signed on behalf of Tonkin Springs LLC on January 25, 2000 and on behalf of Newmont Gold Company on February 1, 2000) shall be unaffected by this Agreement, and further provided that USGC, as the sole owner of Tonkin Springs LLC, shall be bound by the terms of that Nondisclosure Agreement, which Nondisclosure Agreement shall apply to any information disclosed to or otherwise made available to USGC in furtherance of this Agreement, and further provided that NTL shall be an intended beneficiary under such Nondisclosure Agreement and shall have a full right and authority to enforce any rights of NMC under such Nondisclosure Agreement.

3.5 This Agreement shall be interpreted construed and governed in accordance with the laws of the State of Colorado, without reference to conflict of laws principles. All disputes arising from or relating to this Agreement shall be within the exclusive jurisdiction of the state and/or federal courts located within the State of Colorado, and the parties hereby consent to such exclusive jurisdiction and waive objections to venue therein.

3.6 This Agreement shall be modified only by a writing signed by both parties, referring specifically to this Agreement and setting forth the specific modifications hereto.

3.7 Any headings of the various paragraphs and sections of this Agreement have been inserted for convenience only and shall not be deemed to be made a part of this Agreement.

IN WITNESS WHEREOF, each party hereto acknowledges that the representative named below has the authority to execute this Agreement on behalf of the respective party to form a legally binding contract and has caused this Agreement to be duly executed on its behalf.

Newmont Technologies Limited

      /s/ Douglas Scott Barr
Name: Douglas Scott Barr
Title: Vice President
Date: December 18, 2001

U.S. Gold Corporation

    /s/  William W. Reid
By: William W. Reid
Title: President
Date: December 18, 2001



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